As filed with the Securities and Exchange Commission on April 29, 2011

Registration No. 333-160015

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective

Amendment No. 1 to

Form S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

DREAMWORKS ANIMATION SKG, INC.

(Exact name of registrant as specified in its charter)

Delaware	68-0589190
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1000 Flower Street

Glendale, California 91201

(Address of Principal Executive Offices)

AMENDED AND RESTATED 2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2008 OMNIBUS INCENTIVE COMPENSATION PLAN

2004 OMNIBUS INCENTIVE COMPENSATION PLAN

(Full Title of Plans)

ANDREW CHANG, ESQ.

General Counsel and Secretary

DreamWorks Animation SKG, Inc.

1000 Flower Street, Glendale, CA 91201

(818) 695-5000

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Faiza J. Saeed, Esq.

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

EXPLANATORY NOTE

Pursuant to Item 512(a)(3) of Regulation S-K, this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 (File No. 333-160015) filed on June 16, 2009 is filed in order to deregister securities remaining under such Registration Statement.

On June 16, 2009, the Registrant filed Registration Statement on Form S-8 (File No. 333-160015) to register an aggregate of 15,417,687 shares of Class A Common Stock issuable under the 2004 Omnibus Incentive Compensation Plan (the “2004 Plan”), the 2008 Omnibus Incentive Compensation Plan (the “2008 Plan”) and the Amended and Restated 2008 Omnibus Incentive Compensation Plan approved by the Registrant’s shareholders on June 10, 2009 (the “Prior Plan”). On April 21, 2011 (the “Approval Date”), the Registrant’s stockholders approved the adoption of the Amended and Restated 2008 Omnibus Incentive Compensation Plan (the “New Plan”) that replaced and superseded the Prior Plan. The New Plan provides, among other things, that any shares of Class A Common Stock with respect to awards granted under the Prior Plan, the 2008 Plan or the 2004 Plan that are outstanding on the Approval Date and are forfeited on or after the Approval Date will become available for issuance under the New Plan (such shares, the “Outstanding Award Shares”). In addition, any shares of the Registrant’s Class A Common Stock that are withheld by the Registrant in payment of the exercise price of an award granted under the New Plan, the Prior Plan, the 2008 Plan or the 2004 Plan or any taxes required to be withheld in respect of such an award, will again become available for issuance under the New Plan. Furthermore, as of the Approval Date, no future awards will be made under the Prior Plan and therefore, the shares of Class A Common Stock that were available for grant under the Prior Plan as of the Approval Date but were not subject to outstanding awards as of such date or were subject to outstanding awards on the Approval Date that were forfeited after the Approval Date but prior to April 27, 2011 (such shares, the “Remaining Shares”) will not be issued pursuant to the Prior Plan but instead will be available for awards under the New Plan. As of April 27, 2011, there was an aggregate of 11,470,039 Outstanding Award Shares and an aggregate of 227,197 Remaining Shares (all such shares are collectively referred to as the “Deregistered Shares”).

This Post-Effective Amendment No. 1 is being filed to deregister the Deregistered Shares. The Registrant is concurrently filing a separate Registration Statement on Form S-8 to reflect that the Outstanding Award Shares may be issued under either the 2004 Plan, the 2008 Plan, the Prior Plan or the New Plan and to carry over the filing fees for the Outstanding Award Shares.

In accordance with the principles set forth in Interpretation 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporation Finance of the Securities and Exchange Commission (July 1997) and Instruction E to the General Instructions to Form S-8, this Post-Effective Amendment No. 1 is hereby filed (i) to reflect that, following the date hereof, the Outstanding Award Shares may be issued under either the 2004 Plan, the 2008 Plan, the Prior Plan or the New Plan, and (ii) to carry over the registration fees paid for all the Outstanding Shares from Registration Statement on Form S-8 (File No. 333-160015), filed for the 2004 Plan, the 2008 Plan and the Prior Plan, to the Registration Statement on Form S-8 filed for the 2004 Plan, the 2008 Plan, the Prior Plan and the New Plan, which is being filed contemporaneously with the filing of this Post-Effective Amendment No. 1.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, as amended, Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Post-effective Amendment No. 1 on Form S-8 and has duly caused this Post-effective Amendment No. 1 on Form S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Glendale, State of California, on this April 29, 2011.

DREAMWORKS ANIMATION SKG, INC.,

By
/s/ Andrew Chang
	Name:	Andrew Chang
	Title:	General Counsel